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                       ASSET PURCHASE AGREEMENT


                            BY AND AMONG


                  NEW ENGLAND BUSINESS SERVICE, INC.,


                        NEBS BUSINESS FORMS LTD.,


                     McBEE SYSTEMS OF CANADA, INC.,


                                AND


                             ROMO CORP.


                            MAY 1, 1998


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                         ASSET PURCHASE AGREEMENT


This Agreement is entered into on May 1, 1998, by and among New England Business Service, Inc., a Delaware corporation ("NEBS"), NEBS Business Forms Ltd., an Ontario corporation (the "Buyer"), McBee Systems of Canada, Inc., an Ontario corporation (the "Seller"), and ROMO Corp., a Colorado corporation (the "Stockholder"). NEBS, the Buyer, the Seller and the Stockholder are referred to collectively herein as the "Parties."

                                WITNESSETH:

WHEREAS, the Seller produces and sells checks, accounting forms, and other printed materials; and

WHEREAS, the Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase and acquire from the Seller, substantially all the assets of the Seller, in return for cash and the assumption of certain specified liabilities; and

WHEREAS, the Stockholder is the sole stockholder of the Seller and will benefit directly from the sale of assets contemplated hereby.

                                AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to become legally bound, hereby agree as follows.

                                ARTICLE I

                               DEFINITIONS

For the purposes of this Agreement, the following words and phrases, when used herein, shall have the meanings specified or referred to below:

"Access Period" means the longer of (a) a period of five years following the Closing Date, or (b) the period of time beginning on the Closing Date and ending on the date when taxes may no longer be assessed or reassessed under the applicable statutes of limitation, excluding any period of waiver or extensions thereof.

"Acquired Assets" means all right, title, and interest in and to all of the properties, assets, rights, privileges and business of the Seller, tangible and intangible, including all of its (a) leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies),
(c) Intellectual Property, all goodwill associated therewith, licenses and sublicenses granted and obtained with respect

<PAGE

thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, instruments, other similar arrangements, and rights thereunder,
(f) accounts, notes, and other receivables, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to the payment of Taxes), (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) assets relating to its Benefit Plans, (j) books, records, ledgers, files, documents, correspondence, lists (including customer lists), plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, corporate minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) receivables from Affiliates of the Stockholder (other than McBee Systems, Inc.), and capital tax and income tax obligations, or (iii) any of the rights of the Seller or the Stockholder under this Agreement (or under any other agreement between the Seller or the Stockholder on the one hand and the Buyer or NEBS on the other hand entered into on or after the date of this Agreement).

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, determined after taking into consideration all proceeds of insurance collected by or paid to the Indemnified Party.

"Affiliate" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

"Agreement" means this agreement between the Parties, as the same may be amended from time to time in accordance with the provisions of Section 10.09 below.

"Assumed Liabilities" means (a) all Liabilities of the Seller set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) all Liabilities of the Seller which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business and which are reflected on the Closing Balance Sheet (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law),
(c) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, and (d) the Liabilities and obligations of the Seller under its Benefit Plans as specified in Exhibit I to this Agreement; provided, however, that the Assumed Liabilities shall not include (i) any Liability of the Seller for Taxes; (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (iv) any Liability or obligation of the Seller in respect of any options, warrants or similar rights to acquire any shares of its capital stock; (v) any benefit plan Liabilities excluded under Section
5.08 hereof, as set forth in Exhibit I; (vi) payables to Affiliates of the Stockholder (other than McBee Systems, Inc.), (vii) any action, suit, arbitration, proceeding, hearing, or investigation to which the Seller is a party, including, without limitation, the matters listed in Section 3.22 of the Disclosure Schedule, and (viii) any Liability or obligation of the Seller or the Stockholder under this Agreement (or under any other agreement between the Seller or the Stockholder on the one hand and the Buyer or NEBS on the other hand entered into on or after the date of this Agreement).

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that reasonably forms the basis for any specified consequence.

"Benefit Laws" means all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to Benefit Plans.

"Benefit Plan" means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, severance, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of the Seller (in each case, oral or written), whether registered or unregistered, funded or unfunded, all as listed and described in Section
3.26 of the Disclosure Schedule.

"Business Day" means any day on which banking institutions in Boston, Massachusetts are open for the transaction of banking business.

"Buyer" has the meaning set forth in the preface above.

"Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

"Closing" has the meaning set forth in Section 2.04 below.

"Closing Balance Sheet" has the meaning set forth in Section 2.05 below.

"Closing Date" has the meaning set forth in Section 2.04 below.

"Collective Agreement" means any Collective Agreement binding the Seller and all related documents including letters of understanding, letters of intent and other written communications with bargaining agents for employees of the Seller, which impose any obligations upon the Seller, all as listed and described in Section 3.25 of the Disclosure Schedule.

"Confidential Information" means any information concerning the business and affairs of the Seller that is not already generally available to the public.

"Disclosure Schedule" has the meaning set forth in the preamble to
Article III below.

"Dollars" or "$" shall mean United States dollars.

"Environmental, Health, and Safety Laws" means all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, municipal by-laws, ordinances, decisions, awards and charges thereunder) of federal, provincial, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety.

"Excise Tax Act" means the Excise Tax Act (Canada), as amended, and the regulations promulgated thereunder.

"Final Auditor" has the meaning set forth in Section 2.05 below.

"Final Determination" has the meaning set forth in Section 2.05 below.

"Final Purchase Price" shall mean the amount of the Final Determination, plus the amount of the Assumed Liabilities.

"Financial Statements" has the meaning set forth in Section 3.07 below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Indemnified Party" has the meaning set forth in Section 8.04 below.

"Indemnifying Party" has the meaning set forth in Section 8.04 below.

"Initial Cash Payment" has the meaning set forth in Section 2.03 below.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Interim Balance Sheet" has the meaning set forth in Section 2.05 of the Stock Purchase Agreement.

"ITA" means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder.

"Knowledge" means actual knowledge without any implied duty to investigate.

 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Material Adverse Effect" means a material adverse effect on the business or financial condition of the Seller.

"Most Recent Balance Sheet" means the balance sheet contained within the Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in Section 3.08 below.

"Most Recent Fiscal Month End" has the meaning set forth in Section 3.08 below.

"Most Recent Fiscal Year End" has the meaning set forth in Section 3.08 below.

"NEBS" has the meaning set forth in the preface above.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"Person" means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

"Related Agreement" means any agreement, certificate or instrument executed and delivered by a Party at the Closing or otherwise in connection with the consummation of the transaction contemplated by this Agreement.

"Security Interest" means any mortgage, pledge, lien, lis pendens, charge, attachment, easement, restriction or other encumbrance of any nature, except
(a) mechanic's, repairer and storer's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (e) any reservations or exceptions contained within the original grants from the crown.

"Seller" has the meaning set forth in the preface above.

"Seller Stockholders Agreement" means the agreement attached hereto as Exhibit F.

"Seller's Knowledge" means the Knowledge of any of the following individuals: H. Rex Martin, Abraham M. Zeiderman, Mary Susan Jensen, John Paukstis, Robert Kane, David Cohen or William Harding.

"Stock Purchase Agreement" means that certain agreement by and between NEBS and the Stockholder, dated the date hereof, by which NEBS agrees to buy, and the Stockholder agrees to sell, all the outstanding capital stock of McBee Systems, Inc.

"Stockholder" has the meaning set forth in the preface above.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax" or "Taxes" means all taxes and other imposts, levies, assessments, audits, fees, premiums or charges imposed or required to be collected by any federal, provincial, territorial, municipal, or foreign governmental authority or subdivision thereof, including without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), Canada Pension Plan, employment insurance, disability, employer health, workers' compensation, real property, personal property, goods and services, business and occupation, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, designation, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 7.04 below.

"Year 2000 Compliant" means that the applicable Person's computer hardware, software, and other computer or information systems (whether owned, leased, licensed, or otherwise operated by such Person) will not terminate operations, malfunction, or otherwise produce any invalid or incorrect data or information as a result of the input of date data that includes the year 2000 or later years, or as a result of the passage of time from the year 1999 to the year 2000.

                                 ARTICLE II

                              PURCHASE AND SALE

2.01 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing NEBS agrees to cause the Buyer to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets, free and clear of all Security Interests, for the consideration specified below in this
Article II.

2.02 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing NEBS agrees to cause the Buyer to assume and become responsible for all of the Assumed Liabilities. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

2.03 Initial Cash Payment. In addition to assuming the Assumed Liabilities, the Buyer agrees to pay to the Seller at the Closing $5,000,000 (the "Initial Cash Payment") payable by wire transfer or delivery of other immediately available funds, and the Seller hereby directs the Buyer to make such payment directly to the Stockholder.

2.04 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hill & Barlow in Boston, Massachusetts, commencing at 9:00 a.m. local time on May 22, 1998, or, if later, but subject to the provisions of Section 10.01 below, the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

2.05 Adjustments to Initial Cash Payment. The Initial Cash Payment shall be subject to adjustment after the Closing Date as provided in Section
2.05 of the Stock Purchase Agreement.

2.06 Allocation. NEBS and the Stockholder shall negotiate in good faith an allocation of the Final Purchase Price, as determined pursuant to Section 2.05, with reference to an appraisal obtained by NEBS from a nationally recognized appraisal firm, the cost of such appraisal to be paid by NEBS, which appraisal shall be binding on the Parties.

2.07 Section 22 Election. The Seller and the Buyer agree to execute and file a joint election in prescribed form with respect to the sale of accounts receivable under Section 22 of the

ITA and the corresponding provisions of any other applicable taxing statute or regulation. The Seller and the Buyer agree to prepare and file their respective tax returns in a manner consistent with such elections and the allocation of the Final Purchase Price set out in this Agreement and to include the election in prescribed form with their respective tax returns. The Seller agrees to indemnify and save harmless the Buyer, and the Buyer agrees to indemnify and save harmless the Seller, in respect of any liability, loss, cost, expense, additional tax, interest, penalty or legal or accounting fees paid or incurred by the indemnified party as a result of the failure of the Seller or the Buyer, as the case may be, to perform its obligations pursuant to this Section 2.07.

2.08 Transfer Taxes. The Buyer shall be liable for and shall pay all land transfer taxes, federal and provincial sales taxes and all other taxes, duties, registration charges or other like charges properly payable by a buyer upon and in connection with the conveyance and transfer of the Acquired Assets by the Seller to the Buyer. The Parties will use their best efforts in good faith to minimize (or eliminate) any taxes payable under the Excise Tax Act (or similar provincial legislation) in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under that Act (including, for greater certainty, making a joint election in a timely manner under Section 167 of that Act, including the corresponding provisions of any relevant provincial legislation) as may reasonably be requested by the Buyer in connection with the Closing.

                                  ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER

The Seller and the Stockholder jointly and severally represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article III), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections corresponding to the lettered and numbered sections in this Agreement which require the disclosure. Any matter disclosed in one section of the Disclosure Schedule may be cross-referenced in other sections of the Disclosure Schedule, and upon such cross-referencing shall be deemed disclosed for all purposes of the section of the Disclosure Schedule in which such cross-reference is contained to the extent (i) this Agreement requires such disclosure and (ii) the relevance and significance of such disclosure is evident from such disclosure or cross-reference.

3.01 Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario. Section 3.1 of the Disclosure Schedule identifies each jurisdiction in which the Seller is duly qualified to do business as a foreign or extra-provincial corporation, and the Seller is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction. The Seller is in good standing in each jurisdiction in which it is qualified to do business.

3.02 Authorization of Transaction. Each of the Seller and the Stockholder has full right, power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is or may become party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements has been duly authorized by the Stockholder. This Agreement and the Related Agreements to which each of the Seller and the Stockholder is or may become a party constitute (or will constitute when executed or delivered) the valid and legally binding obligations of the Seller and Stockholder, enforceable in accordance with their respective terms and conditions.

3.03 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Seller or the Stockholder is subject or any provision of the constituting documents or bylaws of the Seller, or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither the Seller nor the Stockholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

3.04 Residence. The Seller is not a non-resident of Canada within the meaning of the ITA.

3.05 Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.06 Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet (including such items as have been fully expensed) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

3.07 Subsidiaries. The Seller has no Subsidiaries and does not own, directly or indirectly, any of the capital stock or beneficial interest of any Person.

3.08 Financial Statements. Attached hereto as Exhibit B are the following financial statements of the Seller (collectively the "Financial Statements"): (i) the unaudited separate and combined balance sheets and statements of income, shareholders' investment and cash flows (the "Most Recent Financial Statements") as of and for the three months ended March 28, 1998 (the "Most Recent Fiscal Month End") for the Seller; (ii) audited combined balance sheets, statements of income, shareholders' investment and cash flows as of and for the fiscal years ended December 28, 1996 and December 27, 1997 (the "Most Recent Fiscal Year End") for the Seller; and (iii) the unaudited Interim Balance Sheet. The Financial Statements (including the notes thereto) present fairly the financial position of the Seller as of such dates and the results of operations of the Seller for such periods in conformity with GAAP; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not, as they relate to periods prior to March 28, 1998, be material individually or in the aggregate) and lack footnotes and other presentation items.

     3.09 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. Without limiting the generality of the foregoing, since that date:

(a) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than (i) in the Ordinary Course of Business, (ii) where any such transaction was with an Affiliate of the Seller, for a fair consideration, and (iii) transactions which are, singly and in the aggregate, immaterial;

     (b) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 or outside the Ordinary Course of Business or, in the case of any such transaction with an Affiliate, other than for a fair consideration;

     (c) no Person (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Seller is a party or by which it is bound;

     (d) the Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

     (e) the Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

     (f) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

     (g) the Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate (other than indebtedness for money borrowed from the Stockholder, consistent with past practice);

     (h) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

     (i) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

     (j) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

     (k) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

     (l) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business, and has not engaged in any transaction which gives rise to an intercompany obligation between the Seller and the Stockholder, other than indebtedness to the Stockholder;

     (m) the Seller has not entered into or made any commitment to enter into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

     (n) the Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

     (o) the Seller has not adopted, amended, modified, improved, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit
Plan);

     (p) the Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

     (q) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

     (r) to Seller's Knowledge, except as expressly contemplated by this Agreement or the Disclosure Schedule, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller; and

     (s)     the Seller has not committed to any of the foregoing.

     3.10 Undisclosed Liabilities. The Seller has no Liability which must be shown on the face of a balance sheet prepared in accordance with GAAP (and to the Seller's Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to such Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.11 Legal Compliance. Each of the Seller and its Affiliates for whose actions the Seller may be responsible has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, provincial, local, and foreign governments (and all agencies thereof), including specifically all laws governing the escheat of unclaimed property, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Notwithstanding the information set forth in Section 3.11 of the Disclosure Schedule, the escheat obligations of the Seller and its Affiliates for whose actions the Seller may be responsible do not exceed the recorded liabilities therefor.

     3.12     Tax Matters.

     (a) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) There is no dispute or claim concerning any Liability for Taxes of the Seller either (i) claimed or raised by any Tax authority in writing or (ii) to Seller's Knowledge or the Knowledge of any employee of the Seller or the Stockholder with functional responsibility for Tax matters, based upon personal contact with any agent of such authority. Section 3.11 of the Disclosure Schedule lists all federal, provincial, territorial, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns as filed, examination reports, assessments, reassessments, "30 day" letters and statements of deficiencies assessed against or agreed to by the Seller (with respect to the Seller) since December 31, 1993.

     (d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, reassessment or deficiency of any Tax.

     (e) The unpaid Taxes of the Seller (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Liability for Taxes (rather than any reserve for Liability for the deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

     3.13     Real Property.

     (a) Section 3.13(a) of the Disclosure Schedule lists and describes briefly all real property that the Seller owns. With respect to each such parcel of owned real property:

     (i) the Seller has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

     (ii) there are no pending or, to Seller's Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting and adversely the current use, occupancy, or value thereof;

     (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

     (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

     (v) there are no material leases, subleases, licenses, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

     (vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

     (vii) there are no parties (other than the Seller) in possession of the parcel of real property;

     (viii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

     (ix) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

     (b) Section 3.13(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) required to be listed in Section 3.13(b) of the Disclosure Schedule. With respect to each lease and sublease listed in
Section 3.13(b) of the Disclosure Schedule:

     (i) the lease or sublease is legal, valid, binding, and enforceable against the Seller and, to the Seller's Knowledge, against any third parties thereto, and is in full force and effect;

     (ii) the lease or sublease will continue to be legal, valid, binding, and enforceable against the Seller and, to the Seller's Knowledge, against any third parties thereto, and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

     (iii) neither the Seller nor, to the Seller's or the Stockholder's Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

     (iv) neither the Seller nor, to the Seller's or the Stockholder's Knowledge, any other party to the lease or sublease has repudiated any provision thereof;

     (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

     (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

     (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

     (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

     (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities, and each such facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the owner of such facility, and access to each such facility is provided by paved public right-of-way with adequate curb cuts available.

     3.14     Intellectual Property.

     (a) The Seller has the sole and exclusive right to use the name "McBee Systems."

     (b) Except where failure to do so would not result, either individually or in the aggregate, in a Material Adverse Effect, the Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Seller on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

     (c) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Stockholder and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party) which has not been finally resolved. To the Knowledge of any of the Stockholder and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

     (d) Section 3.14(d) of the Disclosure Schedule identifies each patent, copyright and trademark registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent, copyright or trademark application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, trademark or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.14(d) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 3.14(d) of the Disclosure Schedule:

     (i) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

     (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

     (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

     (iv) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     (e) Section 3.14(e) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission, including specifically any items of such Intellectual Property owned by any Affiliate of the Seller. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.14(e) of the Disclosure Schedule:

     (i)     the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

     (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

     (iii) neither the Seller nor, to the Seller's or the Stockholder's Knowledge, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

     (iv) neither the Seller nor, to the Seller's or the Stockholder's Knowledge, any other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

     (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

     (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

     (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

     (viii) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (f)     Section 3.14(f) of the Disclosure Schedule sets forth in detail
(i) McBee's current status with respect to becoming Year 2000 Compliant (including, without limitation, a list of compliant and non-compliant software currently used by McBee), (ii) the remedial actions being taken and planned to be taken by McBee to become Year 2000 Compliant, and (iii) the estimated person-hours and costs, and the personnel and resources, expected to be associated with taking the actions described in clause (ii). To the Seller's Knowledge and reasonable belief, and to the Knowledge and reasonable belief of any employee of the Seller or the Stockholder with functional responsibility for Year 2000 compliance matters, the remedial actions described pursuant to clause (ii) above are sufficient to cause McBee to become Year 2000 Compliant to the extent necessary to carry on its business on and after January 1, 2000 as such business is presently conducted.

     3.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets owned or leased by the Seller are reasonably sufficient for the conduct of the Seller's businesses as presently conducted. To Seller's Knowledge, each such tangible asset is in reasonably good operating condition and repair (subject to normal wear and tear). The Acquired Assets are all or substantially all of the property of the Seller that can reasonably be regarded as being necessary for the Buyer to carry on the Seller's business.

     3.16 Inventory. The Seller's inventory consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods reasonably expected to be used in the Ordinary Course of Business, subject only to the reserve for inventory write-down as reflected in the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with GAAP.

     3.17 Contracts. Section 3.17 of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

     (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

     (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $50,000;

     (c)     any agreement concerning a partnership or joint venture;

     (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

     (e) any agreement concerning confidentiality or noncompetition, or which otherwise restricts in any material manner the free use by the Seller of its assets or data made available to it in the Ordinary Course of Business;

     (f) any agreement with any of the Stockholder or any Affiliates thereof (other than the Seller);

     (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other Benefit Plan for the benefit of the Seller's current or former directors, officers, and employees, or for which the Seller may otherwise be solely or jointly liable;

     (h)     any Collective Agreement;

     (i) any agreement for the employment or the engagement of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits or notice other than such as results by law from the employment of an employee without an agreement as to notice or severance;

     (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

     (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or

     (l) all contracts to which the Stockholder or its Affiliates (other than the Seller) is a party and which provides a material benefit or detriment to the Seller; or

     (m) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3.17 of the Disclosure Schedule. With respect to each agreement required to be identified in Section 3.17 of the Disclosure Schedule: (w) the agreement is legal, valid, binding, enforceable, and in full force and effect; (x) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (y) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (z) neither the Stockholder nor the Seller nor, to the Seller's or the Stockholder's Knowledge, any other party has repudiated any provision of the agreement.

     3.18 Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on its books and records, and are receivables incurred in the Ordinary Course of Business, subject only to the reserve for bad debts and returns and allowances reflected in the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with GAAP.

     3.19 Powers of Attorney and Banking Matters. There are no outstanding powers of attorney executed on behalf of the Seller. Section
3.19 of the Disclosure Schedule sets forth and describes all arrangements which the Seller has with any banking institution, and identifies the Person or Persons authorized to make deposits, withdrawals, or otherwise take actions in respect thereof.

     3.20 Insurance. Section 3.20 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, automobile, casualty, liability, umbrella and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time since July 1, 1993:

     (a)     the name, address, and telephone number of the agent;

     (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

     (c)     the policy number and the period of coverage;

     (d) the general type of coverage (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including any deductibles and ceilings) of coverage; and

     (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each insurance policy required to be disclosed in Section
3.20 of the Disclosure Schedule: (i) the policy is legal, valid, binding, and enforceable by and in favor of the Seller, and in full force and effect;
(ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, and will provide coverage to the Seller following the Closing Date for claims relating to the period prior to the Closing Date; (iii) neither the Stockholder nor the Seller nor, to the Seller's or the Stockholder's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Section 3.20 of the Disclosure Schedule describes any self-insurance or co-insurance arrangements affecting the Seller.

     3.21     Workers' Compensation.   All levies, assessments, penalties,
charges, surcharges or other amounts due pursuant to applicable workers' compensation legislation in jurisdictions in which the Seller carries on business have been paid by the Seller and the Seller has not been reassessed in any material respect under any such legislation during the past five years. The Seller has conducted its business and is in compliance with all such applicable workers' compensation legislation.

     3.22 Litigation. Section 3.22 of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) to the Seller's or the Stockholder's Knowledge, is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before any arbitrator.

     3.23 Product Warranty. To Seller's Knowledge, each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the Seller's past custom and practice. Section 3.23 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions).

     3.24 Product Liability. To the Seller's or the Stockholder's Knowledge, the Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

     3.25 Employees. To the Seller's Knowledge, and to the Knowledge of any employee of the Seller or the Stockholder with functional responsibility for employment matters, no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, and pay equity. All obligations, commitments and amounts due for all salary, severance amounts, wages, bonuses, commissions, vacations with pay, and Benefit Plans have been paid or accrued. Section 3.25 of the Disclosure Schedule contains a correct and complete list of each employee employed by the Seller, whether actively at work or not, their salary, wage rate, position, age, status as full time or part time employee, length of service and whether or not any employee is currently absent from employment, the reason therefor, the date such leave commenced and the expected date of return to work, if known. Except as disclosed in Section 3.25 of the Disclosure Schedule, no employee of the Seller has any agreement as to length of notice or severance payment required to terminate his or her employment other than such as results by law from the employment of an employee without an agreement as to notice or severance. No collective bargaining agreement is currently being negotiated by the Seller with respect to any of its employees and the only collective agreements in force with respect to such employees are the Collective Agreements, true, correct and complete copies of which have been provided to the Buyer and are listed on Section 3.25of the Disclosure Schedule. No notice has been received by the Seller of any complaint filed by any employee against the Seller claiming a violation of labour relations legislation and, to the Knowledge of the Seller, no complaint against the Seller is pending before any labour relations board, arbitrator or other adjudicator. No trade union or Person has applied to have the Seller declared a related employer pursuant to labour relations legislation or employment standards legislation in any jurisdiction in which the Seller carries on business. The Seller has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. None of the Stockholder and the directors and officers (and employees with responsibility for employment matters) of the Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any trade union with respect to employees of the Seller.

     3.26     Employee Benefits.

     (a) Section 3.26 of the Disclosure Schedule lists each Benefit Plan that either of the Seller or the Stockholder maintains or to which the Seller or the Stockholder contributes, and in which employees or former employees of the Seller participate.

(b) All of the Benefit Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with all applicable Benefit Laws. No fact or circumstance exists that could adversely effect the tax exempt status of any Benefit Plan.

(c) All obligations regarding the Benefit Plans have been satisfied, there are no outstanding defaults or violations by any party to any Benefit Plan and no taxes, penalties or fees are owing or exigible under any of the Benefit Plans.

(d) No Benefit Plan nor any related trust or other funding medium thereunder is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or affect the registration of any Benefit Plan required to be registered.

(e) All contributions or premiums required to be made by the Seller or the Stockholder, as the case may be, under the terms of each Benefit Plan or by applicable Benefit Laws, have been made in a timely fashion in accordance with applicable Benefit Laws and the terms of the Benefit Plans.

(f) No amendments have been made to any Benefit Plan, no improvements to any Benefit Plan have been promised and no amendments or improvements to any Benefit Plan will be made or promised prior to the Closing Date.

(g) There have been no improper withdrawals, applications or transfers of assets from any Benefit Plan or the trust or funding media relating thereto.

(h) The Seller has furnished to the Buyer true, correct and complete copies of all of the Benefit Plans together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to such Benefit Plans, all material internal memoranda concerning the Benefit Plans, copies of material correspondence with all regulatory authorities with respect to each Benefit Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to any of the Benefit Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Buyer pursuant to this provision.

(i) Each Benefit Plan, which is a funded plan is fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial evaluations therefore.

(j) None of the Benefit Plans enjoys any special tax status under applicable Benefit Laws, nor have any advance tax rulings been sought or received in respect of any of the Benefit Plans.

(k) All employee data necessary to administer each of the Benefit Plans has been provided to the Buyer and is true and correct as of the date of this Agreement and the Buyer will be notified of any changes thereto.

(l) No insurance policy or any other contract or agreement affecting any Benefit Plan requires or permits a retroactive increase in contributions, premiums or payments due thereunder. The level of insurance reserves under each insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(m) Except as disclosed in Section 3.26 of the Disclosure Schedule or pursuant to a pension plan, none of the Benefit Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

     3.27 Guaranties. The Seller is not a guarantor or co-borrower in respect of any Liability or obligation, and is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     3.28     Environment, Health, and Safety.

     (a) Each of the Seller and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Seller and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other approvals which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

     (b) the Seller has no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     (c) None of the real property owned by the Seller has ever been used by any Person for the disposal of waste, as a waste disposal site or as a licensed landfill, and there are no underground storage tanks on any premises owned by or leased to the Seller.

     (d) All properties and equipment used in the business of the Seller, its predecessors and Affiliates have been free of PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, hazardous or toxic substances and, to the Seller's Knowledge and the Knowledge of any employee of the Seller or the Stockholder with functional responsibility for environmental or health and safety matters, asbestos which is friable or otherwise requires removal or notification of any hazard to any Person.

     (e)     The Seller has not been required by any governmental entity to
(i) alter any of the real property owned by the Seller in a material way in order to be in compliance with Environmental, Health and Safety Laws, or
(ii) perform any
environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about or in connection with any real property.

     (f) Schedule 3.28 lists all reports and documents relating to the environmental matters affecting the Seller or any of the Acquired Assets which are in the possession or under the control of the Seller. Copies of all such reports and documents have been provided to the Buyer. To the knowledge of the Seller, there are no other reports or documents relating to environmental matters affecting the Seller or any of the Acquired Assets which have not been made available to the Buyer whether by reason of confidentiality restrictions or otherwise.

     3.29 Certain Business Relationships with the Seller. None of the Stockholder and its Affiliates (other than the Seller) are involved in any business arrangement or relationship with the Seller, the continuation of which is material to the business and operations of the Seller, and none of the Stockholder and its Affiliates (other than the Seller) owns any asset, tangible or intangible, which is used in the business of the Seller and is material to the business and operations of the Seller. There are no intercompany obligations between the Seller and the Stockholder other than indebtedness for money borrowed from the Stockholder consistent with past practice.

     3.30 Disclosure. The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

     3.31     GST Registration.  The Seller is registered for purposes of
Part IX of the Excise Tax Act. The Seller's GST Registration Number is R122809544. At or prior to the Closing, the Seller shall have made and delivered to the Buyer a schedule of all or substantially all of the property used by the Seller in a commercial activity that forms all or part of its business.


                                  ARTICLE IV

               Representations and Warranties of the Buyer AND NEBS

The Buyer and NEBS represent and warrant to the Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.01 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Ontario.

4.02 Authorization of Transaction. Each of the Buyer and NEBS has full power and authority to execute and deliver this Agreement and the Related Agreements to which it is or may become a party and to perform its obligations hereunder and thereunder. This Agreement and the Related Agreements to which the Buyer and NEBS are or may become a party constitute

(or will constitute when executed and delivered) the valid and legally binding obligations of the Buyer and NEBS, enforceable in accordance with their respective terms and conditions. Neither the Buyer nor NEBS needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

4.03 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except that the consent of the lender of an Affiliate of the Buyer is required.

4.04 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.05 GST Registration. The Buyer is registered for purposes of Part IX of the Excise Tax Act. The Buyer's GST Registration Number is
103,845,111RT0001.

4.06 Sole Stockholder. NEBS is the sole stockholder of the Buyer and as such has the power to cause the Buyer to perform hereunder.


                                  ARTICLE V

                            PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.01 General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

     5.02 Notices and Consents. The Stockholder will cause the Seller to give any notices to third parties, and will cause the Seller to use its commercially reasonable efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 3.03 above. Each of the Parties will (and the Stockholder will cause the Seller to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.02 and Section 3.03 above including the filing of any notice pursuant to the Investment Canada Act or in connection with Competition Act matters.

     5.03 Operation of Business. The Stockholder will cause the Seller to conduct its operations in the Ordinary Course of Business and not cause or permit the Seller to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Stockholder will not cause or permit the Seller to engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.09 above.

     5.04 Preservation of Business. The Stockholder will cause the Seller to use commercially reasonably efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     5.05 Full Access. The Buyer agrees to maintain in a reasonably accessible place its books and records; to provide the Seller and the Stockholder and their representatives reasonable access to such books and records at reasonable times, in a manner so as not to interfere with the normal business operations of the Buyer; and to provide copies of such books and records to the Seller and the Stockholder, at the Seller's and Stockholder's expense. The Stockholder will permit, and the Stockholder will cause the Seller to permit, representatives of the Buyer and its lenders to have full access to all premises, properties (including subsurface testing), personnel, books, records (including Tax records), contracts, and other documents, data, of or pertaining to the Seller. The Seller will provide the Buyer with such copies of such documents as the Buyer shall reasonably request. Until such time as a Closing occurs hereunder, the Buyer will treat and hold as such any Confidential Information it receives from any of the Seller and the Stockholder in the course of the reviews contemplated by this Section 5.05, will not use any of the Confidential Information except in connection with this Agreement, and if this Agreement is terminated for any reason whatsoever, will return to the Seller or the Stockholder, as the case may be, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     5.06 Notice of Developments. The Stockholder will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Article III above, and the Buyer will give prompt written notice to the Stockholder of any material adverse development causing a breach of any of the representations and warranties in Article IV above. No disclosure by any Party pursuant to this Section 5.06, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     5.07 Exclusivity. The Stockholder will not (and the Stockholder will not cause or permit the Seller to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Seller (including any acquisition structured as an amalgamation, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Stockholder will not vote in favor of any such acquisition structured as an amalgamation, consolidation, or share exchange. The Stockholder will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     5.08     Employee Matters.
(a) The arrangements of the Seller and Stockholder and the Buyer in respect of the Benefit Plans are described in Exhibit I.
(b) The Seller agrees to provide the Buyer with an up-to-date list of the names of all employees of the Buyer at least two (2) and not more than four (4) Business Days prior to the Closing Date. The Buyer agrees that it shall offer employment to all employees effective as of the Closing Date on substantially similar terms and conditions of employment as then applicable to such employees.

     5.09 Clearance Certificate. The Seller shall provide a clearance certificate or other similar documentary evidence from the workers' compensation authority in Ontario, and shall request such certificates or other evidence from the workers' compensation authority in each jurisdiction where the Seller carries on business, certifying that there are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing to those authorities.

     5.10 Election. The Seller and Buyer shall execute an election as to the sale of accounts receivable under Section 22 of the ITA or any similar legislation and an election as to goods and services taxes under
Section 167 of the Excise Tax Act or any similar legislation.


                                  ARTICLE VI

                            POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

     6.01 General. In case at any time after the Closing any further action is necessary or desirable to effectively transfer and assign to, and vest in, the Buyer each of the Acquired Assets, or otherwise to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). After the Closing the Stockholder will cause the Seller and the Seller's professional advisors and agents to cooperate with the Buyer to permit the Buyer to (i) enjoy the Seller's rating and benefits under the workman's compensation laws of applicable jurisdictions, to the extent permitted by such laws, and (ii) file on a timely basis all reports required to be filed with any government or governmental agency.

     6.02 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

     6.03 Transition. Neither the Seller nor the Stockholder will take any action that is designed or intended to have the effect of discouraging any lessor, licenser, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Seller after the Closing as it maintained with the Seller prior to the Closing.

     6.04 Confidentiality. For a period of three years from and after the Closing Date, the Stockholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholder will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.04. If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Stockholder may disclose the Confidential Information to the tribunal; provided, however, that the Stockholder shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     6.05 Covenant Not to Compete. For a period of three years from and after the Closing Date, neither the Stockholder nor any Affiliate of the Stockholder will engage directly or indirectly in any business that the Seller conducts as of the Closing Date in any geographic area in which the Seller conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.05 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     6.06 Use of Intellectual Property. The Seller and the Stockholder acknowledge and agree that as a result of the consummation of the transactions contemplated hereby, the Buyer is acquiring the exclusive right to use the Intellectual Property owned or used by the Seller immediately prior to the Closing Date, including the names "McBee" and "McBee Systems," for which the Seller and the Stockholder will receive full and adequate consideration, and that neither the Stockholder, any Affiliate of the Stockholder, nor the Seller will use such Intellectual Property or such names or any similar names subsequent to the Closing. Immediately following the Closing the Stockholder will cause the Seller to change its name to "8424433 Inc.".

     6.07 Access to Books and Records. Subject to the following sentence, during the Access Period the Buyer agrees to maintain in a reasonably accessible place the books and records of the Seller delivered to it at Closing; to provide the Stockholder and its representatives reasonable access to such books and records at reasonable times, in a manner so as not to interfere with the normal business operations of the Buyer; and to provide copies of such books and records to the Stockholder at the Stockholder's expense. If at any time during the Access Period the Buyer wishes to dispose of such books and records, the Buyer agrees to give the Stockholder sixty days' prior notice of such disposition, and to deliver such books and records to the Stockholder, at the Stockholder's expense, should the Stockholder so request during such 60 day period. With respect to books and records retained by the Seller at the Closing, the Stockholder agrees to give the Buyer the same access during the Access Period and the same notice and rights in the event of any proposed disposition thereof.

     6.08 Severance. For a period of twelve (12) months following the Closing, the Buyer shall pay severance to those employees of the Seller identified on Exhibit C attached hereto and whose employment is terminated by the Buyer after the Closing Date, on the terms and in the amounts described in such Exhibit C.

     6.09 Clearance Certificates. The Seller or the Stockholder shall deliver to the Buyer, as soon as available, the clearance certificates or other documentary evidence from the workers' compensation authority in each jurisdiction, other than Ontario, where the Seller carries on business as of the date hereof, as described in Section 5.09.

                                   ARTICLE VII
                         CONDITIONS TO OBLIGATION TO CLOSE

     7.01 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Article III above (taken collectively and individually) shall be true and correct in all material respects (and each of the representations and warranties contained in Sections 3.06, 3.10 and 3.28 shall be true in all respects) at and as of the Closing Date, as though made again at and as of such date, without giving any effect to any amendment of the Disclosure Schedule delivered to the Buyer after the date of this Agreement;

     (b) each of the Stockholder and the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) the Seller shall have procured all of the third party consents specified in Section 5.02 above, the Seller shall have been released from any Liability with respect to the loan arrangements with the Colorado National Bank (and all Security Interests in connection therewith shall be discharged) and the guaranties of any obligations of the Stockholder, and all employees of the Seller shall have been released from any obligations to the Stockholder or any Affiliate of the Stockholder (other than the Seller) in respect of noncompetition covenants;

     (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, province, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own Acquired Assets, or (iv) have a Material Adverse Effect on the right of the Buyer to operate the Seller's businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (e) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7.01(a) through (d) is satisfied in all respects;

     (f) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.03, 4.02 and 4.03 above including evidence satisfactory to the Buyer that the purchase and sale of the Acquired Assets shall be in compliance with the provisions of all relevant bulk sales Laws;

     (g) a certificate of payment issued by the Minister of Revenue of Ontario under Section 6 of the Retail Sales Act (Ontario) or similar legislation in other relevant provinces (if applicable) to the effect that all requisite taxes under such Act and similar legislation relating to the Acquired Assets (other than relating to the conveyance and transfer of the Acquired Assets to the Buyer) have been paid by the Seller;

     (h)     [omitted];

     (i) the Seller shall have obtained all necessary consents under the Planning Act (Ontario) for the conveyance of the any real property owned by the Seller to the Buyer prior to Closing;

     (j) the Seller's Secretary shall have executed and delivered to the Buyer a certificate in form and substance as set forth in Exhibit D attached hereto regarding the Seller's charter, by-laws, authorizing resolutions, and incumbency of officers;

     (k) the Seller and the Buyer shall have executed and delivered the Bill of Sale and Assumption of Liabilities attached hereto as Exhibit E, and all additional transfer documents required to validly assign to the Buyer, in recordable form, all Intellectual Property of the Seller;

     (l) the Seller shall deliver to the Buyer a good standing certificate issued by the Province of Ontario, and a certificate of good standing issued by the Ministry of Consumer and Commercial Relations of each province in which the Seller is qualified to do business as a foreign corporation;

     (m) the Seller shall have delivered to the Buyer releases of any Security Interests identified in Section 3.05 of the Disclosure Schedule, together with termination statements, discharges and the like in recordable form;

     (n) the Seller shall have delivered to the Buyer releases from any guarantees of indebtedness for borrowed money identified in Section 3.16 of the Disclosure Schedule or from any guarantees identified in Section 3.25 of the Disclosure Schedule;

     (o) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibit F attached hereto, and the same shall be in full force and effect;

     (p) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Buyer, and dated as of the Closing Date;

     (q) an Affiliate of the Buyer shall have obtained, on terms and conditions satisfactory to it in its sole discretion, all of the financing it needs in order to consummate the transactions contemplated hereby on and after the Closing Date;

     (r) concurrent with the consummation of the transactions contemplated hereby, an Affiliate of the Buyer shall acquire all the capital stock of McBee Systems, Inc.;

     (s) the Buyer's Board of Directors shall have received a fairness opinion from Tucker Anthony regarding the transactions contemplated herein and in the Stock Agreement, in form and substance satisfactory to such Board of Directors in its sole discretion;

     (t) the Buyer shall have satisfied itself, in its sole discretion, that both the remedial actions planned to be taken by the Seller to become Year 2000 Compliant, and the person and dollar budget described in connection therewith, as set forth in Section 3.14(f) of the Disclosure Schedule, are adequate;

     (u) all actions to be taken by the Seller and the Stockholder in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer; and

(v) the Buyer shall deliver to the Seller at the Closing all prescribed forms with respect to the election required in Section 7.02(j) and a statutory declaration that the Buyer is registered for purposes of the Excise Tax Act under registration number 103,845,111RT0001.
The Buyer may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing.

     7.02 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, as though made again at and as of such date;

     (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7.02(a) through (c) is satisfied in all respects;

     (e) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.03, 4.02, and 4.03 above;

     (f) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibit F attached hereto, and the same shall be in full force and effect;

     (g) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Seller, and dated as of the Closing Date;

     (h) concurrent with the consummation of the transactions contemplated hereby, an Affiliate of the Buyer shall acquire all the capital stock of McBee Systems, Inc.; and

     (i) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.
The Seller or the Stockholder may waive any condition specified in this
Section 7.02 if it executes a writing so stating at or prior to the Closing.


                                 ARTICLE VIII

                  REMEDIES FOR BREACHES OF THIS AGREEMENT

     8.01 Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Stockholder contained in Sections 3.01 through 3.11 and 3.13 through 3.30 of this Agreement shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. All of the other representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect, subject to any applicable statutes of limitations.

     8.02     Indemnification Provisions for Benefit of the Buyer.

(a) In the event that the Seller or the Stockholder breaches (or in the event any third party alleges facts that, if true, would mean the Seller or the Stockholder has breached) any of its representations, warranties, or covenants contained herein, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10.07 below, then the Seller and the Stockholder jointly and severally agree to protect, defend, hold harmless and indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), including all Adverse Consequences arising out of the enforcement of this Section 8.02; provided, however, that, subject to clause 8.02(c) below, the Seller and the Stockholder shall have no obligation to compensate the Buyer in respect of any Adverse Consequences resulting from any breaches or alleged breaches of the representations and warranties contained in Article III of this Agreement (other than breaches or alleged breaches of the representations and warranties contained in Section 3.12 above with respect to federal and provincial income taxes of the Seller, for which the Buyer will be fully compensated), until the Buyer has suffered Adverse Consequences in the aggregate, by reason of all such breaches arising under this Agreement and all applicable breaches arising under the Stock Purchase Agreement, in excess of $1,200,000, at which point the Seller will be obligated to indemnify the Buyer from and against all Adverse Consequences in excess of that amount.

(b) The Seller and the Stockholder shall indemnify the Buyer in full for any Adverse Consequences (i) arising from circumstances disclosed on the clearance certificates or other similar documentary evidence described in
Section 5.09 hereof, where any such certificate or other evidence is delivered after the Closing, and (ii) arising from or related to any action, suit, arbitration, proceeding, hearing, or investigation to which the Seller is a party, including, without limitation, the matters listed in Section
3.22 of the Disclosure Schedule.

(c) The Seller and the Stockholder shall indemnify the Buyer in full for any Adverse Consequences arising from the failure of the Parties to comply with any applicable bulk sales laws in respect of the transactions contemplated by this Agreement, unless such Adverse Consequences arise as a result of the Buyer's failure to pay an Assumed Liability.

     8.03 Indemnification Provisions for Benefit of the Seller and Stockholder. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.01 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 10.07 below within such survival period, then the Buyer agrees to protect, defend, hold harmless and indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), including all Adverse Consequences arising out of the enforcement of this Section 8.04; provided, however, that the Buyer shall not have any obligation to compensate the Seller in respect of any Adverse Consequences resulting from any breaches or alleged breaches of the representations and warranties contained in Article IV of this Agreement until the Seller has suffered Adverse Consequences in the aggregate, by reason of all such breaches arising under this Agreement and all applicable breaches arising under the Stock Purchase Agreement, in excess of $1,200,000, at which point the Buyer will be obligated to indemnify the Seller from and against all Adverse Consequences in excess of that amount.

     8.04     Matters Involving Third Parties.

     (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (it being understood by the Parties that the Indemnified Parties may take such actions as are reasonable in connection with its defense until it receives such notice from the Indemnifying Party), (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and
(iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; provided, however, that if the Indemnified Party is covered, in whole or in part, by an insurance policy with respect to any Third Party Claim, then the Indemnifying Party's defense against such Third Party Claim shall be limited or precluded as required by the terms of the applicable insurance policy.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.04(b) above, and subject to the provisions of any applicable insurance policies of the Indemnified Party, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
(ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

     (d) In the event any of the conditions in Section 8.04(b) above is or becomes unsatisfied, or if otherwise required under the terms of any applicable insurance policy of the Indemnified Party (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

8.05 Indemnification for the Benefit of the Buyer After Closing. In addition to the rights of the Buyer set forth herein, if the Seller or the Stockholder (i) refuses to assume a third-party claim within the time periods set forth in this Article VIII, (ii) fails to provide reasonable evidence (such as a payment or performance bond), within 30 calendar days after receiving a written claim, that it is financially or otherwise able to pay in full the amount set forth in such claim, (iii) fails to pay amounts due under this Article VIII as agreed by the Parties or as determined by a court of competent jurisdiction or (iv) has ceased to exist as a corporate entity, the Buyer has rights of indemnification for breaches after the Closing by the Seller or the Stockholder of any of its representations, warranties or covenants herein as set forth in the Seller Stockholders Agreement.

     8.06 Determination of Adverse Consequences. All indemnification payments under this Article VIII shall be deemed adjustments to the Final Purchase Price, and the Parties agree that they will not take any positions or other actions (including reporting adjustments on their applicable Tax Returns) inconsistent with this treatment. No Final Purchase Price adjustment pursuant to Section 2.05, however, will be subject to the provisions of Article VIII to the extent of the amount of such adjustment.

     8.07 Exclusive Remedy. Except as set forth in this Section 8.07 or in the Seller Stockholders Agreement, or in the Lease Agreement, the indemnification provided in this Article VIII shall be the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty or covenant made by any Party in this Agreement. Nothing herein shall limit any party's remedy for fraud or intentional breach of covenant, and any rights any Party may have under the Seller Stockholders Agreement or the Lease Agreement. The foregoing indemnification provisions are in addition to, and not in derogation of, any equitable remedy any Party may have for breach of any covenant.


                                     ARTICLE IX

                                    TERMINATION

     9.01 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

     (a) the Buyer and the Stockholder may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) the Buyer may terminate this Agreement by giving written notice to the Stockholder at any time prior to the Closing if the Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Seller;

     (c) the Buyer may terminate this Agreement by giving written notice to the Stockholder at any time prior to the Closing (i) in the event the Seller or the Stockholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Stockholder of the breach, and the breach has continued without cure until the earlier of the Closing or 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before June 26, 1998, by reason of the failure or inability to satisfy any condition precedent under Section 7.01; and

     (d) the Stockholder may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Stockholder has notified the Buyer of the breach, and the breach has continued without cure until the earlier of the Closing or 30 days after the notice of breach, or
(ii) if the Closing shall not have occurred on or before June 26, 1998, by reason of the failure of any condition precedent under Section 7.02.

     9.02 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.01 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).


                                   ARTICLE X

                                 MISCELLANEOUS

     10.01 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Stockholder; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

     10.02 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     10.03 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     10.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Stockholder; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     10.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     10.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.07 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Stockholder
     or to the Seller:     ROMO Corp.
                           7333 West Jefferson, Suite 210
                           Lakewood, Colorado 80235
                           Attn: H. Rex Martin, President

     with a copy to:       Lentz, Evans & King
                           Lincoln Center Building, Suite 2000
                           1660 Lincoln Street
                           Denver, Colorado 80264
                           Attn: Francis P. King, Esq.

     If to the Buyer:      New England Business Service, Inc.
                           500 Main Street
                           Groton, Massachusetts 01471
                           Attn: John F. Fairbanks, Vice President
     with a copy to:       Hill & Barlow
                           One International Place
                           Boston, Massachusetts 02110
                           Attn:  Terrence W. Mahoney, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.08 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

     10.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Stockholder and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.11 Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     10.13 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or Canada or any state or province thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

     10.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Suffolk County, Massachusetts, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.07 above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.


                                   * * * * *

                [END OF PAGE - SIGNATURE PAGE IMMEDIATELY FOLLOWS]

     IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as an instrument under seal on the date first above written.


                                 NEW ENGLAND BUSINESS SERVICE, INC.


                                 By:/s/ John F. Fairbanks
                                    ------------------------------------
                                 Title:
                                       ---------------------------------

                                 NEBS BUSINESS FORMS LTD.


                                 By:/s/ John F. Fairbanks
                                    -------------------------------------
                                 Title:
                                       ------------------------------------

                                 ROMO CORP.


                                 By:/s/ H. Rex Martin
                                    -------------------------------------
                                 Title: President
                                       ------------------------------------

                                 McBEE SYSTEMS OF CANADA, INC.


                                 By:/s/ H. Rex Martin
                                    -------------------------------------
                                 Title: Vice-President
                                       ------------------------------------

                          TABLE OF CONTENTS
                          -----------------
                                                                 PAGE NO.
                                                                 --------

ARTICLE I DEFINITIONS                                               1

ARTICLE II PURCHASE AND SALE                                        7

2.01 Purchase and Sale of Assets.                                   7
2.02 Assumption of Liabilities.                                     7
2.03 Initial Cash Payment.                                          7
2.04 The Closing.                                                   7
2.05 Adjustments to Initial Cash Payment.                           7
2.07 Allocation.                                                    7
2.07 Section 22 Election.                                           7
2.08 Transfer Taxes.                                                8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER
AND THE STOCKHOLDER                                                 8

3.01 Organization of the Seller.                                    8
3.02 Authorization of Transaction.                                  9
3.03 Noncontravention.                                              9
3.04 Residence.                                                     9
3.05 Brokers' Fees.                                                 9
3.06 Title to Assets.                                               9
3.07 Subsidiaries.                                                  9
3.08 Financial Statements.                                          9
3.09 Events Subsequent to Most Recent Fiscal Year End.             10
3.10 Undisclosed Liabilities.                                      11
3.11 Legal Compliance.                                             12
3.12 Tax Matters.                                                  12
3.13 Real Property.                                                13
3.14 Intellectual Property.                                        15
3.15 Tangible Assets.                                              17
3.16 Inventory.                                                    18
3.17 Contracts.                                                    18
3.18 Notes and Accounts Receivable.                                19
3.19 Powers of Attorney and Banking Matters.                       19
3.20 Insurance.                                                    19
3.21 Workers' Compensation.                                        20
3.22 Litigation.                                                   20
3.23 Product Warranty.                                             20
3.24 Product Liability.                                            21
3.25 Employees.                                                    21

3.26 Employee Benefits.                                            21
3.27 Guaranties.                                                   23
3.28 Environment, Health, and Safety.                              23
3.29 Certain Business Relationships with the Seller.               24
3.30 Disclosure.                                                   24
3.31 GST Registration                                              24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEBS    24

4.01 Organization of the Buyer.                                    24
4.02 Authorization of Transaction.                                 24
4.03 Noncontravention.                                             25
4.04 Brokers' Fees.                                                25
4.05 GST Registration.                                             25
4.06 Sole Stockholder.                                             25

ARTICLE V PRE-CLOSING COVENANTS                                    25

5.01 General.                                                      25
5.02 Notices and Consents.                                         25
5.03 Operation of Business.                                        26
5.04 Preservation of Business.                                     26
5.05 Full Access.                                                  26
5.06 Notice of Developments.                                       26
5.07 Exclusivity.                                                  26
5.08 Employee Matters                                              27
5.09 Clearance Certificate.                                        27
5.10 Election.                                                     27

ARTICLE VI POST-CLOSING COVENANTS                                  27

6.01 General.                                                      27
6.02 Litigation Support.                                           28
6.03 Transition.                                                   28
6.04 Confidentiality.                                              28
6.05 Covenant Not to Compete.                                      28
6.06 Use of Intellectual Property.                                 29
6.07 Access to Books and Records.                                  29
6.08 Severance.                                                    29
6.09 Clearance Certificates.                                       29

ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE                      30

7.01 Conditions to Obligation of the Buyer.                        30
7.02 Conditions to Obligation of the Seller.                       32

ARTICLE VIII REMEDIES FOR BREACHES OF THIS AGREEMENT               33

8.01 Survival of Representations and Warranties.                   33
8.02 Indemnification Provisions for Benefit of the Buyer.          33
8.03 Indemnification Provisions for Benefit of the Seller
and Stockholder.                                                   34
8.04 Matters Involving Third Parties.                              35
8.05 Indemnification for the Benefit of the Buyer After Closing.   36
8.06 Determination of Adverse Consequences.                        36
8.07 Exclusive Remedy.                                             36

ARTICLE IX TERMINATION                                             36

9.01 Termination of Agreement.                                     36
9.02 Effect of Termination.                                        37

ARTICLE X MISCELLANEOUS                                            37

10.01 Press Releases and Public Announcements.                     37
10.02 No Third Party Beneficiaries.                                37
10.03 Entire Agreement.                                            37
10.04 Succession and Assignment.                                   38
10.05 Counterparts.                                                38
10.06 Headings.                                                    38
10.07 Notices.                                                     38
10.08 Governing Law.                                               39
10.09 Amendments and Waivers.                                      39
10.10 Severability.                                                39
10.11 Expenses.                                                    39
10.12 Construction.                                                39
10.13 Incorporation of Exhibits, Annexes, and Schedules.           40
10.14 Specific Performance.                                        40
10.15 Submission to Jurisdiction.                                  40

                               EXHIBITS


Exhibit A     Interim Balance Sheet (Section 2.05)
Exhibit B     Seller's Financial Statements (Section 3.07)
Exhibit C     Severance Arrangements (Section 6.08)
Exhibit D     Seller's Secretary's Certificate (Section 7.01)
Exhibit E     Bill of Sale and Assumption of Liabilities (Section 7.01)
Exhibit F     Seller Stockholders Agreement (Section 7.01)
Exhibit G     Opinion of Seller's counsel (Section 7.01)
Exhibit H     Opinion of Buyer's counsel (Section 7.02)
Exhibit I     Benefit Plans (Section 5.08)